Exhibit 2.5

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

This Second Amendment to Purchase and Sale Agreement (this “Amendment”) is made and entered into as of June 19, 2012 (the “Effective Date”) by and among: F & F VENTURES, LLC, an Oklahoma limited liability company, TULSA CHRISTIAN CARE, INC., d.b.a. COMPANIONS SPECIALIZED CARE CENTER, an Oklahoma corporation, GEORGE PERRY FARMER, JR., and JESSICA L. FARMER (collectively, “Seller”) and ADCARE PROPERTY HOLDINGS, LLC, an Ohio limited liability company or its permitted assigns (“Purchaser”).

WITNESSETH:

WHEREAS, Purchaser and Seller are parties to that certain Purchase and Sale Agreement dated as of March 14, 2012, as amended by that First Amendment to Purchase and Sale Agreement dated as of April 19, 2012 (as amended, the “Agreement”); and

WHEREAS, Purchaser and Seller desire to amend the Agreement to extend the Closing Date and to make such other modifications on the terms hereinafter set forth.

In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration paid by Purchaser to Seller, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.             Capitalized Terms. Capitalized but undefined terms used in this Amendment shall have the meanings set forth in the Agreement.

2.             Seller Parties. George Perry Farmer, Jr. and Jessica L. Farmer join as parties to the Agreement as they are the current owners of the Real Property and they agree to abide by the terms of the Agreement applicable to Seller.

3.             Closing Date. The Agreement is hereby amended to provide that the Closing Date is extended to and shall be July 31, 2012.

4.             Extension Fee. In exchange for Seller’s agreement to extend the Closing Date as set forth herein, (i) Purchaser shall deliver $50,000.00 (the “Extension Fee”) to the Escrow Agent, and (ii) the Escrow Agent shall immediately deliver the Extension Fee to Seller. Notwithstanding the delivery of the Extension Fee to Seller in accordance with this Second Amendment, the parties acknowledge and agree that the Extension Fee shall be a credit against the Cash Consideration portion of the Purchase Price (in addition to the Remaining Balance of the Capital Improvement Escrow Deposit) at Closing (or in the event of a Seller default resulting in the failure of the transaction contemplated by the Agreement to close, returned to Purchaser).

5.             Ratification. Except to the extent amended hereby, Purchaser and Seller ratify and confirm that all other terms and conditions of the Agreement remain in full force and effect.

6.             Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall be taken to be one and the same Amendment, for the same effect as if all parties hereto had signed the same signature page, and an electronic PDF or facsimile copy of an executed counterpart shall constitute the same as delivery of the original of such executed counterpart. Any signature page of this Amendment (whether original or facsimile) may be detached from any counterpart of this Amendment (whether original or facsimile) without impairing the legal effect of any signatures thereof and may be attached to another counterpart of this Amendment (whether original, PDF or facsimile) identical in form hereto but having attached to it one or more additional signature pages (whether original, PDF or facsimile).

IN WITNESS WHEREOF, each party has caused this instrument to be executed as of the date set forth hereinabove.

SELLER:		PURCHASER:

ADCARE PROPERTY HOLDINGS, LLC,
an Ohio limited liability company
By:	/s/ G. Perry Farmer, Jr.
	G. Perry Farmer, Jr., Owner, F&F	By:	/s/ Boyd P. Gentry
Ventures, L.L.C., Owner, Tulsa Christian Care, Inc., d/b/a Companions Specialized Care Center			Boyd P. Gentry, Manager

By:	/s/ Jessica L. Farmer
Jessica L. Farmer